Exhibit 99.1

RYVYL Announces 1-for-10 Reverse Stock Split

SAN DIEGO, CA – September 6, 2023 –RYVYL Inc. (NASDAQ: RVYL) (“RYVYL” or the “Company”), a leading innovator of payment transaction solutions leveraging proprietary blockchain ledger and electronic token technology for the diverse international markets, today announced that the Board of Directors has approved a reverse stock split of its outstanding shares of common stock, par value $0.001 per share (the “Common Stock”) at a ratio of 1-for-10. The reverse stock split does not require the approval of the Company’s stockholders, as it was approved in accordance with Nevada Revised Statutes Section 78.207.

The reverse stock split is expected to become legally effective on September 6, 2023 (the “Legal Effective Date”), and the shares are expected to begin trading on the split-adjusted basis on the Nasdaq under the Company's existing trading symbol “RVYL” at market open on September 7, 2023, upon Nasdaq's approval.

On the Legal Effective Date, every 10 issued and outstanding shares of the Company’s Common Stock will be converted automatically into one share of the Company’s Common Stock without any change in the par value per share. Once effective, the reverse stock split will reduce the number of shares of Common Stock outstanding from approximately 52.4 million shares to approximately 5.24 million.

The Company believes a reverse stock split is necessary to increase the market price per share to better assure that it maintains compliance with the $1.00 minimum bid price required for continued listing on The Nasdaq Capital Market under Nasdaq Listing Rule 5550(a)(2) and to make investments in the Company more attractive to investors by increasing the trading price of the Company’s Common Stock on such market.

Immediately after the reverse stock split, each stockholder's percentage ownership interest in the Company and proportional voting power will remain unchanged, except for minor changes and adjustments that will result from the treatment of fractional shares. The Company will not issue fractional shares, but will round up any fractional share to the next whole number of shares. The rights and privileges of the holders of shares of Common Stock will be substantially unaffected by the reverse stock split.

Stockholders who hold their shares in brokerage accounts or in “street name” will have their positions automatically adjusted to reflect the reverse stock split, subject to each broker's particular processes, and will not be required to take any action in connection with the reverse stock split. Registered stockholders holding pre-split shares of the Company's Common Stock electronically in book-entry form are not required to take any action to receive post-split shares. Those stockholders holding shares of the Company's Common Stock in certificate form will receive a transmittal letter from Broadridge with instructions as soon as practicable after the Legal Effective Date.

About RYVYL

RYVYL Inc. (NASDAQ: RVYL) was born from a passion for empowering a new way to conduct business-to-business, consumer-to-business, and peer-to-peer payment transactions around the globe. By leveraging proprietary blockchain ledger and electronic token technology for the diverse international markets, RYVYL is a leading innovator of payment transaction solutions reinventing the future of financial transactions. Since its founding as GreenBox POS in 2017 in San Diego, RYVYL has developed applications enabling an end-to-end suite of turnkey financial products with enhanced security and data privacy, world-class identity theft protection, and rapid speed to settlement. As a result, the platform can log immense volumes of immutable transactional records at the speed of the internet for first-tier partners, merchants, and consumers around the globe. www.ryvyl.com

Cautionary Note Regarding Forward-Looking Statements.

This press release includes information that constitutes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are based on the Company's current beliefs, assumptions and expectations regarding future events, which in turn are based on information currently available to the Company. Such forward-looking statements include statements regarding the timing of the filing of the aforementioned periodic reports. By their nature, forward-looking statements address matters that are subject to risks and uncertainties. A variety of factors could cause actual events and results to differ materially from those expressed in or contemplated by the forward-looking statements, including the risk that the completion and filing of the aforementioned periodic reports will take longer than expected and that additional information may become known prior to the expected filing of the aforementioned periodic reports with the SEC. Other risk factors affecting the Company are discussed in detail in the Company's filings with the SEC. The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, except to the extent required by applicable laws.

Investor Relations Contact:
Mark Schwalenberg
MZ Group - MZ North America
312-261-6430
GBOX@mzgroup.us
www.mzgroup.us